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                                                                    Exhibit 99.1

                                                 Standard Commercial Corporation
                                               P.O. Box 450, Wilson NC 27894-450
                                                            ----
                                                         252-291-5507

[GRAPHIC]

NEWS RELEASE                                           For more information call
August 13, 2002                                  Keith H. Merrick,  252-291-5507

                         STANDARD COMMERCIAL CORPORATION
                ANNOUNCES CASH DIVIDEND INCREASE AND DEBT BUYBACK

WILSON, NC -- Standard Commercial Corporation (STW-NYSE) today announced a 25% increase in its cash dividend and a $20 million debt buyback program. Standard's Board of Directors declared a quarterly cash dividend of six and one quarter cents ($0.0625) per share on the common shares of the Company, payable on September 16, 2002 to common shareholders of record at the close of business on August 30, 2002. The Board of Directors also approved a debt buyback program under which up to $20 million of the Company's publicly traded long-term debt may be repurchased.

Robert E. Harrison, President and Chief Executive Officer, stated, "As announced in our press release of August 6th, Standard Commercial's net profit for the first quarter of fiscal 2003 was 48% above the prior year. Given this earnings growth and the Company's increasingly strong financial position, the Board of Directors voted to increase the dividend to signal management's and the Board's confidence in the Company's prospects. The $20 million debt repurchase authorization is the next phase of our ongoing program to strengthen the balance sheet and fine tune our capital structure."

Debt repurchases on the open market may be made from time to time at prices the Company deems attractive. As of June 30, 2002 the Company's outstanding public debt consisted of $47.1 million of Standard Commercial Corporation's 7 1/4% Convertible Subordinated Debentures due 2007 and $84.0 million of Standard Commercial Tobacco Co., Inc.'s 8 7/8% Senior Notes due 2005.

STANDARD COMMERCIAL is the world's third largest leaf tobacco dealer and among the top international wool trading companies. It operates in virtually every tobacco and wool producing country and sells worldwide to tobacco manufacturers and wool users.

Statements in this news release that are not purely statement of historical fact may be deemed to be forward-looking. Readers are cautioned that any such forward-looking statements are based upon management's current knowledge and assumptions, and actual results could be affected in a material way by many factors, including ones over which the Company has little or no control, e.g. unforeseen changes in shipping schedules; the balance between supply and demand; and market, economic, political and weather conditions. For more details regarding such factors, see the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of these forward-looking statements.

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